Exhibit 10.8

DERIVATIVES AGREEMENT

dated as of

[                                     ], 2011

between

SANDRIDGE ENERGY, INC.,

and

SANDRIDGE MISSISSIPPIAN TRUST I

This DERIVATIVES AGREEMENT, dated as of [                    ], 2011, is between SandRidge Energy, Inc., a Delaware corporation (“SandRidge”), and SandRidge Missippian Trust I, a Delaware statutory trust (the “Trust”).

R E C I T A L S

WHEREAS, the Trust is governed by that certain Amended and Restated Trust Agreement by and among SandRidge Energy, Inc., Corporation Trust Company, as Delaware trustee, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”);

WHEREAS, SandRidge Exploration and Production, LLC (“SandRidge Sub”), a Delaware limited liability company and a wholly-owned subsidiary of SandRidge, has conveyed (or caused to be conveyed) to the Trust certain royalty interests pursuant to (i) that certain Term Overriding Royalty Interest Conveyance (PDP), (ii) that certain Term Overriding Royalty Interest Conveyance (PUD), (iii) that certain Perpetual Overriding Royalty Interest Conveyance (PDP), (iv) that certain Perpetual Overriding Royalty Interest Conveyance (PUD) and (v) that certain Assignment of Overriding Royalty Interest, in each case effective as of 12:01 a.m., Central Time, January 1, 2011 (collectively, the “Conveyances”), pursuant to which SandRidge Sub will from time to time distribute cash proceeds to the Trust;

WHEREAS, SandRidge has entered into commodity derivatives transactions with certain counterparties;

WHEREAS, SandRidge and Trust desire to allocate among themselves certain of the economic benefits and costs associated with certain of these transactions;

NOW, THEREFORE, in consideration of the premises herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; TERMS GENERALLY

Section 1.01 Definitions. As used herein, terms defined above have the meanings given such terms above and the following terms have the following meanings:

“Agreement” means this Derivatives Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Business Day” means a day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“CS Trade Documents” means the ISDA Master Agreement dated as of January 30, 2008 between SandRidge and Credit Suisse Energy LLC, including the Schedule thereto and each Confirmation entered into thereunder, in each case as in effect on the date hereof.

“Confirmations” means the collective reference to each Confirmation attached hereto as Exhibit A.

“Counterparties” means the collective reference to Deutsche Bank AG, London Branch, Credit Suisse Energy LLC and Royal Bank of Canada.

“DB Trade Documents” means the ISDA Master Agreement dated as of January 8, 2010 between SandRidge and Deutsche Bank AG, London Branch, including the Schedule thereto and each Confirmation entered into thereunder, in each case as in effect on the date hereof.

“Defaulting Party” means, with respect to any Trade on any date of determination, any Person: (a) that is a “Defaulting Party” or an “Affected Party” with respect to such Trade on such date under the applicable Trade Documents (as such terms are defined therein) or (b) in respect of which a “Potential Event of Default” or an “Event of Default” has occurred and is continuing on such date under the applicable Trade Documents (as such terms are defined therein).

“Excluded Amount” means any amount payable by one party to another party pursuant to any Trade Documents on account of indemnity or reimbursement obligations (including additional amounts owing in respect of tax gross up obligations), costs, fees, expenses (including, without limitation, attorneys fees) or default interest.

“Illegality” has the meaning specified in the applicable Trade Documents; provided that the term “Illegality” when used herein in reference to any Trade will only be deemed to have occurred with respect to such Trade if either (a) the Counterparty is an “Affected Party” (as defined in the applicable Trade Documents) with respect to such Illegality; or (b) both (i) SandRidge is an “Affected Party” (as defined in the applicable Trade Documents) with respect to such Illegality and (ii) the Trust would have been an “Affected Party” (as defined in the applicable Trade Documents) with respect to such Illegality if it were a party to such Trade.

“Illegality Termination Payment” means any Termination Payment that becomes due and payable as the result of the termination of any Trade prior to the stated termination date thereof based on the occurrence of an Illegality.

“Period End Date” means March 31, June 30, September 30 and December 31 of each calendar year.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Quarterly Payment Date” means, with respect to any Quarterly Period, the date that is forty-five (45) days after the last day of such Quarterly Period.

“Quarterly Period” means each period from but excluding one Period End Date to and including the next Period End Date.

“RBC Trade Documents” means the ISDA Master Agreement dated as of April 14, 2009 between SandRidge and Royal Bank of Canada, including the Schedule thereto and each Confirmation entered into thereunder, in each case as in effect on the date hereof.

“SandRidge Gross Up Amount” means, in relation to any Scheduled Payments or any Illegality Termination Payments required to be made by the Counterparties during any Quarterly Period, an amount equal to the sum of all such Scheduled Payments or Illegality Termination Payments, as the case may be, that were due and payable by the Counterparties but not paid by the Counterparties to SandRidge during such Quarterly Period (a) on account of the exercise of any right of netting or set-off against (i) obligations owed by SandRidge or its affiliates to the Counterparties or their affiliates under agreements or instruments other than the Trade Documents or (ii) any obligation of SandRidge to pay an Excluded Amount pursuant to the Trade Documents; or (b) to the extent that any Counterparty (i) set-off any such Scheduled Payments or Illegality Termination Payments, as the case may be, against any posted collateral held by SandRidge (or any obligation of SandRidge to transfer that posted collateral) or (ii) withheld payment of any such Scheduled Payments or Illegality Termination Payments, as the case may be, up to the value of any posted collateral held by SandRidge.

“Scheduled Payment” means, with respect to any Trade, the net payment required to be made by one party thereto to the other party thereto on a “Payment Date” or a “Settlement Payment Date” pursuant to the related Confirmation, without giving effect to the existence of any “Potential Event of Default”, “Event of Default” or the designation of an “Early Termination Date” (as such terms are defined in the applicable Trade Documents) or any right of setoff, counterclaim or defense, and excluding, for the avoidance of doubt: (a) any obligation to transfer cash collateral or other collateral, (b) any Termination Payment and (c) any Excluded Amount.

“Termination Payment” means, with respect to any Trade or group of Trades: (a) the net amount which is due and payable by one party thereto to the other party thereto in respect of the early termination of such Trade or group of Trades, as determined pursuant to the applicable Trade Documents (including, for the avoidance of doubt, any unpaid amounts), but (b) without giving effect to any right of set-off and/or right to apply any margin, collateral, guarantees or other credit support delivered or held in connection with such Trade, and (c) excluding any Scheduled Payments (other than unpaid amounts) and any Excluded Amounts.

“Trades” means the collective reference to each transaction evidenced by the Confirmations.

“Trade Documents” means the collective reference to the DB Trade Documents, the CS Trade Documents and the RBC Trade Documents.

“Trust Gross Up Amount” means, in relation to any Scheduled Payments or any Illegality Termination Payments required to be made by SandRidge during any Quarterly Period, an amount equal to the sum of all such Scheduled Payments or Illegality Termination Payments, as the case may be, that were due and payable by SandRidge but not paid by SandRidge to the Counterparties during such Quarterly Period to the extent that SandRidge (i) set-off any such Scheduled Payments or Illegality Termination Payments, as the case may be, against any posted collateral held by the Counterparties (or any obligation of the Counterparties to transfer that posted collateral) or (ii) withheld payment of any such Scheduled Payments or Illegality Termination Payments, as the case may be, up to the value of any posted collateral held by the Counterparties.

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise: (a) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time; (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in this Agreement); (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (d) any reference herein to Sections or Exhibits shall be construed to refer to Sections of, or Exhibits to, this Agreement.

ARTICLE II

PAYMENTS

Section 2.01 Payments. On the Quarterly Payment Date for each Quarterly Period, commencing with the Quarterly Period ending June 30, 2011:

(a) SandRidge will pay to the Trust an amount equal to the sum of the following (without duplication): (i) all Scheduled Payments received by SandRidge from the Counterparties under all Trades during such Quarterly Period plus (ii) the SandRidge Gross Up Amount, if any, related to Scheduled Payments required to be made by the Counterparties to SandRidge under all Trades during such Quarterly Period plus (iii) the amount of any Scheduled Payment required to be made by any Counterparty to SandRidge under any Trade during such Quarterly Period that was not received by SandRidge from such Counterparty, but only if SandRidge was a Defaulting Party on the date such Scheduled Payment was required to be made by such Counterparty;

(b) the Trust will pay to SandRidge an amount equal to the sum of the following: (i) all Scheduled Payments made by SandRidge to the Counterparties under all Trades during such Quarterly Period plus (ii) the Trust Gross Up Amount, if any, related to Scheduled Payments required to be made by SandRidge to the Counterparties under all Trades during such Quarterly Period, excluding, in the case of both clauses (i) and (ii) of this subsection (b), any Scheduled Payment made by SandRidge to any Counterparty under any Trade with respect to which SandRidge (x) was a Defaulting Party on the date such Scheduled Payment was required to be made by SandRidge and (y) continues to be a Defaulting Party on the Quarterly Payment Date;

(c) SandRidge will pay to the Trust an amount equal to the sum of the following: (i) all Illegality Termination Payments received by SandRidge from the Counterparties under all Trades during such Quarterly Period plus (ii) the SandRidge Gross Up Amount, if any, related to Illegality Termination Payments required to be made by the Counterparties to SandRidge under all Trades during such Quarterly Period;

(d) the Trust will pay to SandRidge an amount equal to the sum of the following: (i) all Illegality Termination Payments made by SandRidge to the Counterparties under all Trades during such Quarterly Period plus (ii) the Trust Gross Up Amount, if any, related to

Illegality Termination Payments required to be made by SandRidge to the Counterparties under all Trades during such Quarterly Period;

(e) if any Trade has been terminated prior to its stated termination date other than as the result of the occurrence of an Illegality, then notwithstanding the termination of such Trade, SandRidge will pay to the Trust an amount equal to the sum of each Scheduled Payment that would have become due and payable by the relevant Counterparty to SandRidge during such Quarterly Period if such Trade had not been so terminated; and

(f) if any Trade has been terminated prior to its stated termination date other than as the result of the occurrence of an Illegality, then notwithstanding the termination of such Trade, the Trust will pay to SandRidge an amount equal to the sum of each Scheduled Payment that would have become due and payable by SandRidge to the relevant Counterparty during such Quarterly Period if such Trade had not been so terminated.

Section 2.02 Netting of Payments.

(a) If, on any Quarterly Payment Date, identical amounts would otherwise be payable by each party to the other pursuant to Section 2.01, then, on such date, each party’s obligation to make payment of any such amount will be automatically satisfied and discharged.

(b) If, on any Quarterly Payment Date, the aggregate amount that would otherwise have been payable by one party pursuant to Section 2.01 exceeds the aggregate amount that would otherwise have been payable by the other party, then the party that owes the larger aggregate amount must pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

(c) Any amounts otherwise payable by the Trust to SandRidge under this Agreement may, at SandRidge’s option, be netted against and subtracted from the amount of cash proceeds otherwise payable by SandRidge Sub to the Trust under the Conveyances.

Section 2.03 General Conditions. All payments made hereunder shall be made in immediately available funds to the account or accounts from time to time specified by the relevant payee. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. SandRidge shall determine the amounts due to (or from) the Trust under this Agreement, and all such determinations shall (in the absence of manifest error) be final and binding on each party.

Section 2.04 Certain Notices. SandRidge shall promptly notify the Trust of the designation of an “Early Termination Date” pursuant to any Trade Document and the termination of any Trade, and shall provide the Trust with any documentation or other information related thereto as the Trust may reasonably request from time to time.

ARTICLE III

MISCELLANEOUS

Section 3.01 Amendments. Any amendment, modification or waiver in respect of this Agreement will only be effective if in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties hereto. SandRidge will not make any material amendments to the terms of the Trades without the Trust’s consent.

Section 3.02 No Waiver. No failure on the part of any party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 3.03 Remedies Cumulative; Non-Exclusive; Etc. All rights, powers, privileges, remedies, and recourses granted in this Agreement or otherwise available at law or equity: (a) shall be cumulative and concurrent; (b) may be pursued separately, successively, or concurrently; (c) may be exercised as often as occasion therefor shall arise, it being agreed that the exercise or failure to exercise or the beginning, or the abandonment, or the delay of any of same, shall in no event be construed as a waiver or release thereof or of any other right, remedy, or recourse and (d) are intended to be, and shall be, nonexclusive.

Section 3.04 Successors and Assigns. The provisions of this Agreement shall be binding upon each party and its successors and permitted assigns and shall inure, together with all the rights and remedies hereunder, to the benefit of such party and its respective successors and assigns; provided that no party may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the other party, and any such purported assignment, transfer or delegation shall be null and void.

Section 3.05 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 3.06 Survival; Revival; Restatement. To the extent that any payments made hereunder are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person or entity under any bankruptcy law, common law or equitable cause, then to such extent, the obligations so satisfied shall be revived and continue as if such payment had not been received and the rights, powers and remedies under this Agreement shall continue in full force and effect. In such event, this Agreement shall be automatically reinstated and each party shall take such action as may be reasonably requested by any other party to effect such reinstatement.

Section 3.07 Acknowledgments.

(a) Each party hereby acknowledges that (i) no party has any fiduciary relationship with or duty to any other party arising out of or in connection with this Agreement; (ii) no joint venture is created hereby or otherwise exists by virtue of the transactions contemplated hereby among the parties hereto; (iii) no other party is acting as a fiduciary or financial or investment advisor for it; (iv) it is not relying upon any representations (whether written or oral) of any other party; (v) no other party has given to it (directly or indirectly through any other Person) any advice, counsel, assurance, guarantee, or representation whatsoever as to the expected or projected success, profitability, return, performance, result, effect, consequence, or benefit (either legal, regulatory, tax, financial, accounting, or otherwise) of this Agreement; (vi) it has made its own investment, hedging, and trading decisions based upon its own judgment and upon any advice from such advisors as it has deemed necessary, and not upon any view expressed by the other party; (vii) all trading decisions have been the result of arm’s length negotiations between the parties; (viii) it has a duty to read the Trade Documents and agrees that it is charged with notice and knowledge of the terms of the Trade Documents; that it has in fact read the Trade Documents and is fully informed and has full notice and knowledge of the terms, conditions and effects thereof and (ix) it is entering into this Agreement with a full understanding of all of the risks hereof (economic and otherwise) and it is capable of assuming and willing to assume (financially and otherwise) those risks.

(b) Without limiting the applicability of any other provision of the U.S. Bankruptcy Code as amended (the “Bankruptcy Code”) (including, without limitation, Sections 362, 546, 556, and 560 thereof and the applicable definitions in Section 101 thereof), the parties intend that the transactions contemplated by this Agreement will constitute “forward contracts” or “swap agreements” as defined in Section 101 of the Bankruptcy Code, and that the parties are entitled to the rights under, and protections afforded by, Sections 362, 546, 556, and 560 of the Bankruptcy Code.

(c) Each party represents to the other party that it is an “eligible contract participant” within the meaning of the Commodity Exchange Act, Section 1a(12).

Section 3.08 No Agency Relationship; No Assignment of Trades. Each of the parties hereto acknowledges and agrees that no agency relationship is created hereby or otherwise exists by virtue of the transactions contemplated hereby among the parties hereto, it being expressly understood and agreed that SandRidge has entered into the Trades and the Trade Documents related thereto as principal on its own behalf, and SandRidge is not acting as an agent of the Trust with respect to any Trade nor is SandRidge acting in any other capacity on behalf of the Trust, fiduciary or otherwise. Nothing contained herein shall be interpreted to create or operate as an assignment, transfer or novation of any Trade, any Trading Document or any interest or obligation therein or thereunder.

Section 3.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.10 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. In making proof of this Agreement, it shall not be necessary to produce or account for any counterpart other than one signed by the party against which enforcement is sought. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 3.11 ENTIRE AGREEMENT. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AS TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 3.12 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and no other Person (including, without limitation, any Counterparty) shall have any rights, claims, remedies or privileges hereunder against any party hereto for any reason whatsoever. There are no third party beneficiaries.

Section 3.13 Tax Hedge Designation. Unless otherwise specifically identified, the Trust hereby identifies and designates this Agreement and the economic benefits and costs associated with the underlying commodity derivatives transactions as a hedging transaction for tax purposes under Section 1221(a)(7) of the Internal Revenue Code of 1986, as amended and Section 1.1221-2 of the Treasury regulations promulgated under the Internal Revenue Code. The transactions being hedged are as follows: (i) the sale of approximately 1,308 Bbl per day of oil production during the period of April, 1 2011 through December 31, 2011, 1,240 Bbl per day of oil production during 2012, 1,337 Bbl per day of oil production during 2013, 1,483 Bbl per day of oil production during 2014 and 1,281 Bbl per day of oil production during 2015, and (ii) the sale of approximately 11,636 MMBtu per day of natural gas production during the period April 1, 2011 through December 31, 2011, the sale of approximately 14,276 MMBtu per day of natural gas production during 2012, the sale of approximately 2,350 MMBtu per day of natural gas production during 2013, the sale of approximately 2,567 MMBtu per day of natural gas production during 2014, and the sale of approximately 2,767 MMBtu per day of natural gas production during 2015, in each case by SandRidge attributable to the Trust. The risk being hedged is the price movement for oil and natural gas production in the market where SandRidge sells the oil and natural gas.

IN WITNESS WHEREOF, intending to be legally bound, each of the parties hereto has caused this Agreement to be duly executed as of the date first above written.

SandRidge Energy, Inc.

By:
Name:
Title:

[Signature Page to Derivatives Agreement]

IN WITNESS WHEREOF, intending to be legally bound, each of the parties hereto has caused this Agreement to be duly executed as of the date first above written.

SandRidge Mississippian Trust I

By:	The Bank of New York Mellon Trust Company, N.A., as Trustee

By:
Name:
Title:

[Signature Page to Derivatives Agreement]

EXHIBIT A

CONFIRMATIONS